Exhibit 99.1

                   UNOVA Announces Third Quarter 2005 Results


    EVERETT, Wash.--(BUSINESS WIRE)--Nov. 1, 2005--UNOVA, Inc.
(NYSE:UNA):

    -- Intermec Revenues increase 13% over the prior-year-quarter to $219.8 million

    -- Pre-tax Earnings from Continuing Operations increase 140% over the prior-year-quarter to $12.9 million

    -- Intermec signs 19 participants under the Rapid Start RFID IP licensing program

    --  UNOVA signs Definitive Agreement to sell its Landis Operations

    UNOVA, Inc. (NYSE:UNA) today announced financial results for its fiscal third quarter which ended October 2, 2005.
    UNOVA reported third quarter revenues of $219.8 million and after tax earnings from continuing operations of $11.3 million, or $0.18 per diluted share, compared to 2004 third quarter revenues of $194.8 million and after tax earnings from continuing operations of $6.8 million, or $0.11 per diluted share. Including discontinued operations, net earnings for the third quarter of 2005 was $4.6 million, or $0.07 per diluted share compared to net earnings of $5.9 million, or $0.10 per diluted share in the prior year's third quarter.
    Intermec operating profits, including the impact of $5.7 million of incremental legal expense, increased to $18.0 million for the third quarter of 2005, compared to $17.1 million for the same prior year period. The Company's pre-tax earnings from continuing operations increased 140% in the current quarter to $12.9 million, compared to $5.4 million in the prior year's third quarter.
    "This third quarter performance reflects the continuing growth and operating leverage that have characterized our business for some time," said Larry D. Brady, Chairman and CEO. "Our ongoing efforts to establish Intermec as the technology leader were bolstered this quarter by the launch of our MEMS -- based laser scanning technology, along with the success derived from our RFID Rapid Start licensing program."
    Intermec product revenue categories achieved double digit growth over the comparable 2004 quarter. Systems and Solutions revenue increased 12 percent and Printer and Media revenues increased 10 percent over the comparable prior-year period. Service revenue increased 16 percent over the comparable prior-year period.
    Geographically, North American revenues achieved an increase of 18 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) increased 7 percent, Latin America revenues increased 8 percent and revenues in Asia Pacific decreased 6 percent.
    Corporate and other expenditures were $4.4 million for the third quarter of 2005, a reduction of $3.9 million compared to the $8.3 million in the prior-year-quarter.
    The Company's discontinued operations recorded an after-tax loss of ($6.7) million for the current quarter, including an after-tax charge of approximately $6.5 million related to the settlement of a legal dispute with Tower Automotive.
    Subsequent to the quarter end, the Company reached an agreement to sell its Landis Grinding Systems operations to Groupe Fives-Lille, a leading industrial engineering group based in Montreuil-sous-Bois, France. The anticipated transaction will fully complete UNOVA's stated commitment to divest its Industrial Automation Systems businesses. The transaction is subject to customary closing conditions and is expected to be completed by the end of the year.
    Under the terms of the agreement, Groupe Fives-Lille will purchase the global operations of UNOVA's Landis Grinding Systems. The consideration for the purchased assets consists of $69 million in cash, a $10 million two-year note plus the assumption of certain liabilities including pension and other post-retirement obligations. The purchase price is subject to possible adjustments based on net working assets at closing.
    The Company's cash and cash equivalent position at the end of the third quarter was $180 million, an increase of $7 million during the third quarter. The increase in cash reflects the use of $8.5 million for debt repayment, reducing the Company's total debt to $100 million. The Company's net cash, defined as cash and cash equivalents less total debt, increased approximately $15 million to a record $80 million.

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, Intellitag(R) RFID (radio frequency identification), mobile computing systems, bar code printers and label media. The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit of its business segments, reduce expenses, improve efficiency, leverage its research and development investment to drive significant future revenue, complete its divestiture of its IAS businesses and the ability to continue operational improvement and year over year growth. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

    THIRD QUARTER FISCAL YEAR 2005 -- EARNINGS CONFERENCE CALL

    UNOVA will hold a conference call on November 1, 2005 at 5 p.m. EST (2 p.m. PST) to review financial results from its third quarter of fiscal year 2005. The call will be hosted by UNOVA Chief Executive Officer, Larry D. Brady, Unova Acting Chief Financial Officer, Rick B. Anderson, Intermec President and COO, Steven J. Winter, and Kevin P. McCarty, UNOVA Director of Investor Relations. The dial-in number for participants is 877-546-1566 (US); 1-773-681-5826 (International)
(Pass code is "UNOVA").
    The call also will be broadcast live on the Internet under the investor information section of the UNOVA web site at www.unova.com/investorinfo.asp.


                             UNOVA, INC.
     (Unaudited, amounts in thousands, except per share amounts)

                                Three Months Ended  Nine Months Ended
                                ------------------  ------------------
                                Oct. 2,  Sept. 30,  Oct. 2,  Sept. 30,
                                  2005      2004      2005      2004
                                --------  --------  --------  --------
         CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

Revenues:
  Product                      $179,640  $160,054  $522,590  $475,301
  Service                        40,174    34,760   111,178    99,097
                                --------  --------  --------  --------
    Total Revenues              219,814   194,814   633,768   574,398

Costs and Expenses:
  Cost of product revenues      107,054    95,093   301,755   268,820
  Cost of service revenues       25,083    20,345    67,053    58,353
  Selling, general and
   administrative                74,106    70,588   222,854   203,659
                                --------  --------  --------  --------
    Total Costs and Expenses    206,243   186,026   591,662   530,832
                                --------  --------  --------  --------
Operating Profit From
 Continuing Operations           13,571     8,788    42,106    43,566
  Interest, net                    (665)   (3,189)   (3,911)   (9,443)
  Foreign currency exchange,
   net                              (37)     (246)      163      (912)
                                --------  --------  --------  --------
Earnings from Continuing
 Operations before Income Taxes  12,869     5,353    38,358    33,211
  Provision (Benefit) for
   income taxes                   1,601    (1,493)    9,823     7,476
                                --------  --------  --------  --------
Earnings from Continuing
 Operations                      11,268     6,846    28,535    25,735
  Loss from discontinued
   operations, net of tax        (6,697)     (943)   (8,416)   (3,647)
                                --------  --------  --------  --------
Net Earnings                   $  4,571  $  5,903  $ 20,119  $ 22,088
                                ========  ========  ========  ========
Basic Earnings (Loss) per Share
  Continuing operations        $   0.18  $   0.11  $   0.46  $   0.43
  Discontinued operations         (0.11)    (0.01)    (0.13)    (0.06)
                                --------  --------  --------  --------
    Net earnings per share     $   0.07  $   0.10  $   0.33  $   0.37
                                ========  ========  ========  ========
Diluted Earnings (Loss) per
 Share
  Continuing operations        $   0.18  $   0.11  $   0.45  $   0.42
  Discontinued operations         (0.11)    (0.01)    (0.13)    (0.06)
                                --------  --------  --------  --------
    Net earnings per share     $   0.07  $   0.10  $   0.32  $   0.36
                                ========  ========  ========  ========
Shares Used in Computing
 Earnings (Loss) per Share
  Basic                          62,077    60,631    61,509    60,408
  Diluted                        63,635    62,098    63,071    62,079

             SELECTED SEGMENT INFORMATION (Preliminary)

Operating Profit (Loss) From
 Continuing Operations

Intermec Operating Profit      $ 18,020  $ 17,084  $ 57,908  $ 60,729
Corporate and Other              (4,449)   (8,296)  (15,802)  (17,163)
                                --------  --------  --------  --------
  Operating Profit From
   Continuing Operations       $ 13,571  $  8,788  $ 42,106  $ 43,566
                                ========  ========  ========  ========


                             UNOVA, INC.
              CONSOLIDATED BALANCE SHEETS (Preliminary)
                  (Unaudited, amounts in thousands)

                                                Oct. 2,    Dec. 31,
                                                  2005       2004
                                                ---------  ----------
Assets

Current Assets:
  Cash and cash equivalents                    $ 179,562  $  217,899
  Restricted cash                                      -      50,000
  Accounts receivable, net                       177,919     157,833
  Inventories                                    101,485      80,854
  Net deferred tax assets                         63,037      81,769
  Assets held for sale                            13,492      19,748
  Current assets of discontinued operations       63,546     211,116
  Other current assets                             8,316       8,831
                                                ---------  ----------
    Total Current Assets                         607,357     828,050

Property, Plant and Equipment, Net                29,619      30,375

Other Intangibles, Net                             3,772       4,072

Net Deferred Tax Assets                          186,362     134,978

Long Term Assets of Discontinued Operations       19,192      21,238

Other Assets                                      60,381      53,964
                                                ---------  ----------
Total Assets                                   $ 906,683  $1,072,677
                                                =========  ==========

Liabilities and Shareholders' Investment

Current Liabilities:
  Accounts payable and accrued expenses        $ 187,720  $  160,001
  Payroll and related expenses                    25,848      30,077
  Current portion of long-term debt                    -     108,500
  Current liabilities of discontinued
   operations                                     32,870     130,257
                                                ---------  ----------
    Total Current Liabilities                    246,438     428,835

Long-term Debt                                   100,000     100,000

Other Long-term Liabilities                      105,176      86,220

Long-term Liabilities of Discontinued
 Operations                                       11,773      46,388

Shareholders' Investment:
  Common stock                                       625         611
  Additional paid-in capital                     729,200     703,416
  Accumulated deficit                           (286,576)   (306,695)
  Accumulated other comprehensive income              47      13,902
                                                ---------  ----------
    Total Shareholders' Investment               443,296     411,234
                                                ---------  ----------
Total Liabilities and Shareholders' Investment $ 906,683  $1,072,677
                                                =========  ==========

                             UNOVA, INC.
          CONSOLIDATED STATEMENT OF CASH FLOWS (Preliminary)
                  (Unaudited, amounts in thousands)
                  Nine Months Ended October 2, 2005

Cash and Cash Equivalents at Beginning of Period          $ 217,899

Cash Flows from Operating Activities of Continuing
 Operations:
   Net earnings from continuing operations                   28,535
   Adjustments to reconcile net earnings to net cash
    provided by operating activities of continuing
    operations:
       Depreciation and amortization                          7,504
       Change in net deferred tax asset                       7,120
       Changes in working capital and other operating
        activities                                           (4,503)
                                                           ---------
     Net Cash Provided by Operating Activities of
      Continuing Operations                                  38,656
                                                           ---------
Cash Flows from Investing Activities of Continuing
 Operations:
   Capital expenditures                                      (7,159)
   Decrease in restricted cash                               50,000
   Other investing activities                                 6,643
                                                           ---------
     Net Cash Provided by Investing Activities of
      Continuing Operations                                  49,484
                                                           ---------
Cash Flows from Financing Activities of Continuing
 Operations:
   Repayment of long-term obligations                      (108,500)
   Stock options exercised                                   16,373
   Other financing activities                                 1,118
                                                           ---------
     Net Cash Used in Financing Activities of Continuing
      Operations                                            (91,009)
                                                           ---------
Net Cash Provided by Continuing Operations                   (2,869)
Net Cash Used in Operating Activities of Discontinued
 Operations                                                 (34,662)
Net Cash Used in Investing Activities of Discontinued
 Operations                                                    (806)
                                                           ---------
Resulting Decrease in Cash and Cash Equivalents             (38,337)
                                                           ---------
Cash and Cash Equivalents at End of Period                $ 179,562
                                                           =========


    CONTACT: UNOVA, Inc.
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com